EXHIBIT 4.1

FOURTH

AMENDMENT TO

SHAREHOLDERS’ RIGHTS AGREEMENT

THIS FOURTH AMENDMENT TO SHAREHOLDERS’ RIGHTS AGREEMENT (this “Amendment”) is made as of this 24th day of October, 2008 by Nanophase Technologies Corporation (the “Company”) and BNY Mellon Shareholder Services (as successor in interest to LaSalle Global Trust Services and LaSalle National Bank), as Rights Agent (the “Rights Agent’), under that certain Shareholders’ Rights Agreement dated October 28, 1998 as amended on August 1, 2001, May 24, 2002 and September 24, 2003 (as amended, the “Rights Agreement”) between the Company and the Rights Agent. This Amendment only amends certain portions of the Rights Agreement and is effective as of 2:30 p.m. (Central Time), October 24, 2008. All provisions of the Rights Agreement which are not amended by this Amendment shall remain in full force and effect.

1. Section 7(a) of the Rights Agreement is hereby amended by deleting the phrase “October 28, 2008” from where it appears in such section and replacing it with the phrase “October 28, 2011.” It is the intent of the Company and the Rights Agent that all references to the “Final Expiration Date” made in the Rights Agreement be a reference to “October 28, 2011”. Accordingly, any provision of the Rights Agreement inconsistent with such purpose is hereby also amended.

2. Except as specifically set forth herein, all other terms and conditions as set forth in the Rights Agreement shall remain in full force and effect, and are not otherwise amended, altered, modified, or revised.

3. This document may be executed in one or more counterparts, each of which so executed and delivered shall be deemed as original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

Nanophase Technologies Corporation		BNY Mellon Shareholder Services as Rights Agent

By:	/s/ Jess Jankowski	By:	/s/ Thomas Blatchford
Name:	Jess Jankowski	Name:	Thomas Blatchford
Its:	Acting CEO, VP, CFO	Its:	Relationship Manager